Exhibit 99(a)
                                                                   -------------


                                  PRESS RELEASE

55 Technology Way                                       Telephone: 401 392-1000
West Greenwich, Rhode Island  02817                     Fax:       401 392-1234
USA                                                     Website:   WWW.GTECH.COM




For Immediate Release                                Contact: Robert K. Vincent
September 18, 2003                                            Public Affairs
                                                              GTECH Corporation
                                                              401-392-7452


           GTECH COMPLETES ACQUISITION OF INTERLOTT TECHNOLOGIES, INC.

WEST GREENWICH, RI - (September 18, 2003) - GTECH Holdings Corporation (NYSE:GTK) today announced that it has completed the previously-announced acquisition of Ohio-based Interlott Technologies, Inc, a leading provider of instant ticket vending machines (ITVMs) for the lottery industry worldwide. The acquisition was approved at a special meeting of Interlott shareholders on Wednesday, September 17, 2003. The common stock of Interlott ceased trading today, September 18, 2003, and will no longer be listed on the American Stock Exchange.

Interlott shareholders were given the opportunity to elect to receive either $9.00 in cash or a number of GTECH shares having a value of $9.00, or a combination of both, subject to adjustment so that the aggregate consideration paid by GTECH is 51.5 percent in GTECH stock and 48.5 percent in cash. The final exchange ratio of 0.2156 shares of GTECH common stock for every share of Interlott common stock was determined based on the average closing price of $41.74 for GTECH's common stock, for the 20 trading day period commencing August 14, 2003 through September 11, 2003. Interlott had approximately 6.5 million shares of common stock outstanding, excluding stock options, at closing.

GTECH President and CEO W. Bruce Turner said, "By combining GTECH's online technology expertise and Interlott's proven and industry-leading ITVM technology, we are able to deliver not only new lottery products for consumers, but also new capabilities and services for retailers and lottery customers. Online automation will also make it possible for GTECH customers to combine management reporting of both online and instant-ticket-vending activity."

"The online ITVM concept is part of a larger trend toward self-service in retail," continued Mr. Turner. "Consumers have demonstrated a preference for self-service, and retailers have employed self-service strategies to increase sales without having to increase staffing requirements. GTECH has several initiatives underway to bring the self-service functionality to the lottery market. The Interlott acquisition will enhance and accelerate those efforts."

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the ability of the Company to successfully integrate the operations of Interlott into its business and to realize the strategic benefits that it expects from the merger,
(ii) the future prospects for and the stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (iii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins, and earnings per share), and (iv) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers; (vii) the possibility of significant fluctuation of quarterly operating results; (viii) the intensity of competition in the lottery industry; (ix) the possibility of substantial penalties under and/or termination of the Company's contracts; (x) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xi) opposition to expansion of lottery and gaming; (xii) the Company's ability to attract and retain key employees; and (xiii) the possibility of adverse determinations in pending legal proceedings.
                                       ooo

GTECH, a leading global information technology company with $1 billion in revenues and 4,600 people in 43 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in financial services transaction processing. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

                                      -000-